EXHIBIT 23.2

To the Administrative Committee
Gerstenslager Deferred Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 with respect to the Gerstenslager Deferred Profit Sharing Plan (the “Plan”) of our report dated June 10, 2005 with respect to the Plan’s financial statements, included in Form 11-K for the Plan’s year ended December 31, 2004, and all references to our firm included in or made a part of the Registration Statement.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Certified Public Accountants

June 28, 2005
Cleveland, Ohio